EXHIBIT 10.27

BCO Holding Company

NONQUALIFIED STOCK OPTION AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of [                    ] between BCO Holding Company, a Delaware corporation (the “Company”), and [                    ] (the “Employee”), pursuant to the BCO Holding Company Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant options to purchase shares of its common stock, par value $.01 per share (the “Common Stock”) to certain key employees of the Company;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Employee is a key employee as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant these options to the Employee.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1. Confirmation of Grant, Option Price.

(a) Confirmation of Grant. The Company hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the “Grant Date”), of:

(i) options to purchase from the Company [                    ] shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(a) (the “Service Options”);1

(ii) options to purchase from the Company [                    ] shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(b) (the “Performance Options”);2 and

[1]	40% of an Employee’s total grant will be Service Options.

[2]	10% of an Employee’s total grant will be Performance Options.

(iii) options to purchase from the Company [            ] shares of Common Stock which shall become exercisable, if at all, as provided in Section 2(c) (the “Exit Options” and, together with the Service Options and the Performance Options, the “Options”).3

(b) Option Price. The Options shall have an option price of $[        ] per share (the “Option Price”), which is not less than the Fair Market Value per share of the Common Stock on the Grant Date.

(c) Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Employee acknowledges that he has been provided a copy of the Plan and has had the opportunity to review such Plan.

(d) Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability.

(a) Service Options. The Service Options shall become exercisable in three equal installments on each of the first three anniversaries of the Grant Date, subject to the Employee’s continuous employment with the Company or a Subsidiary from the Grant Date to such anniversary. Notwithstanding the foregoing, 100% of such Options shall become exercisable at the time and under the circumstances described in Section 5.

(b) Performance Options. For each of the five fiscal years of the Company beginning with fiscal year ending September 30, 200[  ] (collectively, the “Performance Period”), one-fifth of the Performance Options shall become exercisable if (i) the EBITDA objectives for such fiscal year set forth on Exhibit A hereto (but which may be adjusted from time to time by the Committee (after consultation with the CEO) to reflect significant changes and developments in the Company’s operations, including, without limitation, acquisitions or dispositions of other companies, businesses or significant product lines) are met or exceeded and (ii) the Employee either (A) is employed by the Company or any Subsidiary on the last day of such fiscal year or (B) incurs a Special Termination (as defined in Section 4(a)) on or after the first day of the seventh month of such fiscal year, provided that in the case of the preceding clause (B), the portion of the one-fifth installment that shall become exercisable for the year of such

[3]	50% of an Employee’s total grant will be Exit Options.

termination shall equal such one-fifth times a fraction, the numerator of which is the number of complete months the Employee was employed by the Company or any Subsidiary in such year prior to such Special Termination and the denominator of which is twelve (12).

If any Performance Options have not become exercisable in accordance with the immediately preceding paragraph, such Performance Options shall, subject to Section 4, become exercisable at the earliest to occur of the following dates or events:

(i) the end of any subsequent fiscal year in the Performance Period if the cumulative EBITDA objective for the period ending with the end of such fiscal year (as set forth on Exhibit A hereto, as the same may be adjusted from time to time) is met or exceeded, provided that the Employee (A) is employed by the Company or a Subsidiary on the last day of such fiscal year or (B) incurs a Special Termination (as defined in Section 4(a)) on or after the first day of the seventh month of such fiscal year; or

(ii) at the sole discretion of the Committee, upon the occurrence of a Change in Control.

(c) Exit Options. The Exit Options shall become exercisable, if at all, on the date of a Change in Control or any subsequent sale, transfer or other disposition of Common Stock by the Kelso Entities (the “Vesting Event”) in which the Aggregate Share Value is at least equal to the Aggregate Floor Value (as each such term is defined below) and the Kelso Entities shall have achieved the Investor Return (as defined below). If the Aggregate Share Value as of such Vesting Event does not exceed the Aggregate Floor Value, or if the Kelso Entities do not achieve the Investor Return, no portion of the Exit Options shall become exercisable at such time. If the Aggregate Share Value on the date of such Vesting Event exceeds the Aggregate Floor Value, the Applicable Percentage (as defined below) of the Exit Options shall become exercisable as of the Vesting Event. Notwithstanding the foregoing, the number of Exit Options that shall become exercisable due to any Vesting Event shall be reduced (but not below zero) by the total number of Exit Options that have previously become exercisable due to any prior Vesting Event. If, at any time after the Grant Date, the Kelso Entities hold less than ten percent (10%) of the Common Stock, the portion of the Exit Options that have not become exercisable prior to such time shall automatically be canceled without any payment therefor, provided that, prior to such cancellation, the Committee shall consider the number of Exit Options that have previously become exercisable, the performance of the management team and the value of the Common Stock then held by the Kelso Entities and, in connection therewith, the Committee shall take all necessary and proper steps as it deems appropriate in its sole and absolute discretion.

(d) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

The “Aggregate Floor Value” means the product of (i) two times (ii) the cumulative amount of cash and other property invested by Kelso Entities in the Company.

The “Aggregate Maximum Value” means the product of (i) four times (ii) the cumulative amount of cash and other property invested by Kelso Entities in the Company.

The “Aggregate Share Value” means the aggregate amount of cash and Marketable Securities received by the Kelso Entities in connection with any Vesting Event, which shall be determined assuming that all Options issued under the Plan and outstanding at the date of the Vesting Event (but excluding Options (including, without limitation, Performance Options and the Exit Options granted hereunder) which by their terms are canceled in conjunction with the occurrence of such Vesting Event) are exercised for cash immediately prior to the Vesting Event and that any “in the money” securities convertible or exchangeable into, and all such other warrants, options and other rights exercisable for, shares of Common Stock are so exchanged or converted immediately prior to the Vesting Event. Aggregate Share Value shall include any cash or Marketable Securities received prior to such Vesting Event by the Kelso Entities arising from and directly related to the Kelso Entities’ ownership of Common Stock, including, but not limited to, any Kelso Entities’ receipt of cash or Marketable Securities in consideration for the sale of Common Stock or receipt of any cash dividend with respect to Common Stock by the Kelso Entities.

The “Applicable Percentage” means the percentage determined by dividing (i) the excess of the Aggregate Share Value over the Aggregate Floor Value by (ii) the difference between the Aggregate Maximum Value and the Aggregate Floor Value; provided that, such percentage shall not exceed 100%.

The “Investor Return” means the aggregate amount in cash and Marketable Securities necessary for the Kelso Entities to receive an internal rate of return, compounded annually, on their investment in the Common Stock, of at least 15%, calculated from the time of each respective investment in the Company, taking into account the cash and Marketable Securities which have been received by the Kelso Entities (i) as dividends on the Company Stock and (ii) in consideration for the sale or transfer of the Common Stock (which amount shall exclude any fees that Kelso & Company may receive from the Company) beneficially owned, whether directly or indirectly, by the Kelso Entities and the time when such cash and Marketable Securities are received. Investor Return shall be calculated after giving full effect to the dilution of the Kelso Entities’ interest in the Company by the Options.

(e) Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4 or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(f) Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee in good faith and shall be final and binding on the Company and the Employee.

3. Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Employee upon (a) the Employee’s written notice to the Company of exercise, (b) the Employee’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) in unencumbered Shares owned by the Employee for at least six (6) months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) in a combination of cash and Common Stock or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine and (c) if such Options are exercised prior to a Public Offering, the Employee’s execution of the Securityholders Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the shares of Common Stock issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Employee’s execution of the Securityholders Agreement and Registration Rights Agreement in accordance with this Section 3, but subject to Section 6 below, the Company shall deliver to the Employee a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Employee, provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

4. Termination of Employment.

(a) Special Termination. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company or any Subsidiary terminates by reason of the Employee’s death, Disability or Retirement (each a “Special Termination”), then all Options held by the Employee that are exercisable as of the date of such Special Termination may be exercised by the Employee or the Employee’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Employee’s estate, at any time prior to one (1) year following the Employee’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon a Special Termination, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(b) Termination for Cause. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company or any Subsidiary is terminated for Cause, all Options held by the Employee, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

(c) Other Termination of Employment. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company or any Subsidiary terminates due to Voluntary Resignation or for any reason other than (i) a Special Termination or (ii) for Cause, then any Options held by the Employee which are exercisable at the date of the Employee’s termination of employment shall be exercisable at any time up until the 60th day following the Employee’s termination of employment (or, in the event that the Employee dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Employee’s death) or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Employee that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(d) Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

5. Change in Control.

(a) Accelerated Vesting and Payment. Unless the Committee shall otherwise determine in the manner set forth in Section 5(b), in the event of a Change in Control, (i) each outstanding Service Option (regardless of whether such Service Options are at such time otherwise exercisable), (ii) each outstanding Performance Option exercisable pursuant to Section 2(b), (iii) each outstanding Exit Option exercisable pursuant to Section 2(c), and (iv) if all of the Exit Options become exercisable pursuant to Section 2(c), each outstanding Performance Option that has not become exercisable pursuant to Section 2(b) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Option Price.

The terms and conditions of Performance Options (except as provided in this Section 5(a)) and Exit Options shall not be affected in any way by reason of this Section 5.

(b) Alternative Options. Notwithstanding Section 5(a), no cancellation, cash settlement or other payment shall occur with respect to any Option in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of such Change in Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the new employer, provided that any such Alternative Option must:

(i) provide for the accelerated vesting of such Options that would otherwise have been canceled pursuant to Section 5(a) (to the extent not previously vested at the time of the Change in Control;

(ii) provide the Employee that held such Option with other rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

(iv) have terms and conditions which provide that in the event that the Employee’s employment is involuntarily terminated following a Change in Control any conditions on the Employee’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be.

(c) Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary (i) to the extent that any of the payments and benefits provided for under the Plan, this Option agreement or any other agreement or arrangement between the Company and the Employee (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code and (ii) if and to the extent any Payments in respect of the Service Options would, absent application of this clause (ii), be an “excess parachute payment” within the meaning of section 280G of the Code (and the regulations promulgated thereunder), such Service Options shall not accelerate in the event of a Change in Control (notwithstanding Section 5(a)), and shall be honored, assumed or new rights substituted therefor by the new employer in such Change in Control in accordance with Section 5(b). If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentences would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of section 280G(b)(5) of the Code are capable of being satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the Change in Control giving rise to such payments.

6. Tax Withholding.

Whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Employee to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer payment of cash or issuance of Common Stock until such requirements are satisfied.

7. Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a Permitted Transferee. All rights with respect to Options granted to the Employee hereunder shall be exercisable during his lifetime only by such Employee or, if permitted by the Committee, a Permitted Transferee. Following the Employee’s death, all rights with respect to Options that were exercisable at the time of the Employee’s death and have not terminated shall be exercised by his designated beneficiary, his estate or, if permitted by the Committee, a Permitted Transferee.

8. Buyout and Settlement for Shares.

The Committee may at any time offer to buy out for a payment in cash or shares of Common Stock an Option granted hereunder, based on such terms and conditions as the Committee shall establish and communicate to the Employee at the time that such offer is made and the Employee may decide to accept such offer, but such Employee is not required to do so. Upon the purported exercise of any Option, in lieu of accepting payment of the exercise price therefor and delivering the number of Shares for which the Option is being exercised, the Committee may cause the Company either (a) to pay the Employee an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Employee a lesser number of shares of Common Stock, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the shares of

Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Notwithstanding anything else contained herein to the contrary, if the Committee exercises this authority at any time prior to a Public Offering and the date of the purported Option exercise (the “Exercise Date”) is on or after the date that is 180 calendar days after an Appraisal Date (as defined below), (i) the Fair Market Value of any share of Common Stock shall be calculated with reference to the most recent report to the Company (an “Appraisal”) describing the conclusions of an independent valuation consultant or appraiser of recognized national standing reasonably satisfactory to the Kelso Entities as to the value of the Common Stock as of the last day of the last ended fiscal year of the Company or such other more recent date requested by the Company (an “Appraisal Date”) rendered prior to such Exercise Date, plus (or minus) the product of (A) the increase (decrease) in such Fair Market Value from the Appraisal Date used in such last report to the Appraisal Date used in the next report issued following such Exercise Date and (B) a fraction, the denominator of which is the number of days in the period between the Appraisal Dates preceding and following the Exercise Date and the numerator of which is the number of days elapsed from the earlier Appraisal Date to such Exercise Date, or (ii) the Fair Market Value of any share of Common Stock shall be calculated with reference to an updated Appraisal requested in writing by an Employee who is receiving cash or a lesser number of shares of Common Stock pursuant to the immediately preceding sentence, and who holds on a fully diluted basis five percent (5%) or more of the fully diluted capital stock of the Company. Upon payment of cash or distribution of shares of Common Stock pursuant to this Section 8, the Employee’s rights as to the portion of the Options which is the subject of such payment or distribution shall be deemed satisfied in full.

9. Beneficiary Designation.

The Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Employee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Employee, Section 9.2 of the Plan shall determine who may exercise the Employee’s rights under the Plan.

10. Adjustment in Capitalization.

The aggregate number of shares of Common Stock subject to outstanding Option grants, the respective prices and/or vesting criteria applicable to outstanding Options and the Original Cost, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, (i) any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, (ii) any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, (iii) any issuance of any warrants or rights offering (other than any such offering under the Plan) to purchase Common Stock at a price materially below Fair Market Value, or (iv) any other similar event affecting the Common Stock. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee.

11. Requirements of Law.

The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12. No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Employee’s employment at any time, or confer upon the Employee any right to continue in the employ of the Company or any Subsidiary.

13. No Rights as Stockholder.

Except as otherwise required by law, the Employee shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Employee becoming a party to the Securityholders Agreement and the Registration Rights Agreement with respect to any shares of Common Stock to be acquired upon such exercise.

14. Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Employee agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any shares of its capital stock, the Employee will not effect any sale or distribution of any shares of the Common Stock including, but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 180 days (or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 14; provided that, with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Employee agrees to execute a customary holdback agreement with the underwriters for any such public offering.

15. Interpretation; Construction.

Any determination, interpretation or action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16. Amendments.

(a) In General. The Committee may, at its sole discretion, at any time and from time to time alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options, provided, however, that (i) such alteration, amendment, suspension or termination shall preserve the economic value, and vesting and exercisability, as determined by the Committee in its sole good faith discretion, of any previously granted Option and (ii) the Committee shall only be permitted to alter, amend, suspend or terminate previously granted unvested Options with the consent of the holders of a majority of such Options. The Company shall give written notice to the Employee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Employee.

(b) Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement and all Exit Options to provide for (i) subject to Section 16(a) above, the substitution of the exercisability criteria set forth in Section 2(c) with criteria based on stock price and (ii) the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however that such amendments shall preserve the economic value, and vesting and exercisability, as determined by the Committee in its sole good faith discretion. In exercising its authority pursuant to clause (i) of the immediately preceding sentence, the Committee shall consider the progress made towards achieving the exercisability criteria for the Exit Options as of the date the Committee exercises such authority.

17. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)	If to the Company, to it:

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: 212-223-2379

Attention: General Counsel

(ii)	If to the Employee, to the Employee’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(e) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the date first above written.

BCO HOLDING COMPANY

By:
Name: Title:

EMPLOYEE

[Employee Name]

Exhibit A

EBITDA Objectives

Fiscal Year	EBITDA Objective
200[ ]	$
200[ ]	$
200[ ]	$
200[ ]	$
200[ ]	$
Cumulative Total	$